                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement

/ / Confidential, for Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
   (5) Total fee paid:
-------------------------------------------------------------------------------
   / /         Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   (1)  Amount Previously Paid:
-------------------------------------------------------------------------------
   (2)  Form, Schedule or Registration Statement No.:
-------------------------------------------------------------------------------
   (3)  Filing Party:
-------------------------------------------------------------------------------
   (4)  Date Filed:
-------------------------------------------------------------------------------

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                               65 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                            MONDAY, JANUARY 11, 1999
                             10 A.M., EASTERN TIME

                               ATLANTIS GOLF CLUB
                             301 ORANGE TREE DRIVE
                            ATLANTIS, FLORIDA 33462

To Shareholders of Ellsworth Convertible Growth and Income Fund, Inc.:

   We cordially invite you to attend our 1999 Annual Meeting of Shareholders to:

        1.  Elect three directors to three-year terms.

        2. Ratify the board's appointment of PricewaterhouseCoopers LLP as independent accountants for fiscal year 1999.

        3. To approve an amendment to the Company's Charter to give shareholders the right to tender their shares during fiscal year 1999.

        4. To transact any other business that properly comes before the meeting.

   You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed, self-addressed, stamped envelope so that your shares will be represented and voted at the meeting according to your instructions. Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only shareholders of record at the close of business on November 25, 1998 will be entitled to vote at the meeting or any adjournment of the meeting.

                                              Thomas H. Dinsmore
                                              Chairman of the Board of Directors

November 27, 1998

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.
                               65 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07960

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 11, 1999

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

PROXY STATEMENT

     We are sending you this Proxy Statement and the enclosed proxy card because the Company's Board of Directors is soliciting your proxy to vote at the 1999 Annual Meeting of Shareholders. This Proxy Statement summarizes the information you need to know to cast an informed vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We plan to begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on November 27, 1998 to all shareholders entitled to vote. Shareholders who owned shares of the Company's common stock at the close of business on November 25, 1998 are entitled to vote. On this record date, there were 7,824,101 shares outstanding. We know of no beneficial owner of more than five percent of those shares. Each share of the Company's common stock that you own entitles you to one vote. (A fractional share has a fractional vote.)

     We are also sending along with this Proxy Statement, the Company's 1998 Annual Report, which includes our financial statements.

VOTING BY PROXY

     Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

     - FOR the election of all three nominees for director.

     - FOR ratification of the selection of independent accountants for 1999.

     - AGAINST the amendment to the Company's Charter.

     If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If you give a proxy, you may revoke it at any time before it is exercised. You can do this in one of three ways:

     - You may send in another proxy with a later date.

     - You may notify the Company's secretary in writing before the Annual Meeting that you have revoked your proxy.

     - You may vote in person at the Annual Meeting.

VOTING IN PERSON

     If you do attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the nominee indicating that you are the beneficial owner of the shares on November 25, 1998, the record date for voting, and authorizing you to vote.

QUORUM REQUIREMENT

     A quorum of shareholders is necessary to hold a valid meeting. If shareholders entitled to vote a majority of all shares outstanding on the record date are present in person or by proxy, a quorum will exist.

     Under rules applicable to broker-dealers, if your broker holds your shares in its name, the broker will be entitled to vote your shares on Proposal 1 and Proposal 2 even if it has not received instructions from you. Your broker will not be entitled to vote on Proposal 3 unless it has received instructions from you. If your broker does not vote your shares on Proposal 3 because it has not received instructions from you, these shares will be considered "broker non-votes."

     "Broker non-votes" and abstentions will count as present for establishing a quorum.

VOTE NECESSARY TO APPROVE A PROPOSAL

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. The affirmative vote of the majority of the shares present at the Annual Meeting is needed to approve the selection of independent accountants. The affirmative vote of two-thirds of all outstanding shares of the Company, whether or not present at the Annual Meeting, is needed to approve the amendment of the Company's Charter.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

STRUCTURE OF THE BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders. Directors in each class serve for a three-year term.

     At the 1999 Annual Meeting, the terms of three directors are expiring. The directors nominated for election at this Annual Meeting would each hold office for a three-year term expiring in 2002. Other directors are not up for election this year and will continue in office for the rest of their terms. Each of the nominees is willing to serve as a director. However, if a nominee becomes unavailable for election, proxies will vote for another nominee proposed by the Board or, as an alternative, the Board may keep the position vacant or reduce the number of directors.

NOMINEES FOR DIRECTORS

     The Board has approved the nomination of the following people to serve as directors until the annual meeting of shareholders to be held in 2002. Each of the nominees is currently a director of the Company.

     THOMAS H. DINSMORE*, 45, has been Chairman and Chief Executive Officer of the Company, Bancroft Convertible Fund, Inc. (a closed-end investment company) and Davis-Dinsmore Management Company (investment adviser to the Company and to Bancroft) since 1996. From 1986 to 1996, Mr. Dinsmore was President of the Company; from 1985 to 1996, he was President of Bancroft; and from 1988 to 1996, he was President of Davis-Dinsmore. Mr. Dinsmore has been a director of the Company since 1986 and is also a director of Bancroft and Davis-Dinsmore.

     DONALD M. HALSTED, Jr., 71, has been a self-employed businessman since 1983. Mr. Halsted has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc. and Aquarian Company, which is a water company.

     DUNCAN O. MCKEE, 67, retired in 1988 from the practice of law as a partner at the law firm of Ballard Spahr Andrews & Ingersoll, LLP. Mr. McKee was Director Emeritus of the Company and Bancroft Convertible Fund, Inc. from 1988 to 1996. He has been a director of the Company since 1996 and is also a director of Bancroft.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE NOMINEES.

INFORMATION ABOUT THE COMPANY'S OTHER DIRECTORS

     Information about the Company's other directors is presented below.

  DIRECTORS WITH TERMS EXPIRING IN 2000

     JANE D. O'KEEFFE*, 43, has been President of the Company, Bancroft Convertible Fund, Inc. and Davis-Dinsmore Management Company since 1996. In 1996 she was Executive Vice President of the Company and Bancroft. From 1994 to 1996, Ms. O'Keeffe was Vice President of the Company and Bancroft and Executive Vice President of Davis-Dinsmore. From 1988 to

---------------
* Mr. Dinsmore is an interested person (within the meaning of the Investment Company Act of 1940) of the Company and Davis-Dinsmore Management Company, the Company's investment adviser, because he is an officer of the Company and an officer, director and holder of more than 5 percent of the outstanding shares of voting common stock of Davis-Dinsmore.

* Ms. O'Keeffe is an interested person of the Company and Davis-Dinsmore Management Company because she is an officer, director and holder of more than 5 percent of the outstanding shares of voting common stock of Davis-Dinsmore.

1994, she was Vice President of Fiduciary Trust International. Ms. O'Keeffe has been a director of the Company since 1995 and is also a director of Bancroft and Davis-Dinsmore.

     WILLIAM A. BENTON, 65, has been a limited partner of Gavin, Benton, & Co., a New York Stock Exchange specialist firm, and a partner in BE Partners, a small options market maker, since 1991. Mr. Benton has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc.

     GEORGE R. LIEBERMAN, 76, retired in 1988 as Chief Executive Officer of Lieberman-Appalucci, an advertising firm. Mr. Lieberman has been a director of the Company since 1990 and is also a director of Bancroft Convertible Fund, Inc.

  DIRECTORS WITH TERMS EXPIRING IN 2001

     GORDON F. AHALT, 70, has been President of G.F.A. Inc., a petroleum industry consulting company, since 1982 and a consultant with W. H. Reaves & Co., Inc., an asset management company, since 1987. Mr. Ahalt has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc.; The Harbinger Group, an investment firm; Cal Dive International, a diving service; and The Houston Exploration Company, an oil and gas exploration company.

     ELIZABETH C. BOGAN, PH.D., 54, has been a Senior Lecturer in Economics at Princeton University since 1992. Dr. Bogan has been a director of the Company since 1986 and is also a director of Bancroft Convertible Fund, Inc.

     NICOLAS W. PLATT, 45, has been Managing Director of Corporate Practice at the public relations firm of Burson Marsteller since 1997. From 1995 to 1997, he was Senior Managing Director at Bozell-Sawyer Miller, a public relations firm; and from 1993 to 1995, he was Executive Vice President of Novatel Communications Ltd. He has been a director of the Company since 1997 and is also a director of Bancroft Convertible Fund, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met seven times during the 1998 fiscal year.

     The audit committee is the only committee of the Board. It was created to review the performance of the Company's accounting and financial staff and to meet with the Company's independent accounts to review the scope of the audits of the Company, the accounting policies and new developments in financial accounting standards applicable to investment companies. Dr. Bogan, Mr. Halsted and Mr. Benton serve on the audit committee, which met once during the 1998 fiscal year.

     The directors attended at least 75 percent of all Board and committee meetings held during the 1998 fiscal year.

DIRECTORS' COMPENSATION

     Mr. Dinsmore and Ms. O'Keeffe are the only officers of the Company or Davis-Dinsmore Management Company who serve on the Board of Directors. Each director who is not an officer of the Company or Davis-Dinsmore currently receives an annual fee of $2,500 and $1,000 plus expenses for each Board meeting attended.

     Davis-Dinsmore Management Company is the Company's investment adviser and is also the investment adviser to Bancroft Convertible Fund, Inc. Because of this connection, Bancroft and the Company make up a "fund complex." The following table shows the compensation that was paid to the directors solely by the Company as well as by the fund complex as a whole during the 1998 fiscal year.

                                       AGGREGATE COMPENSATION    TOTAL COMPENSATION
                                            FROM COMPANY         FROM FUND COMPLEX
                                       ----------------------    ------------------
Thomas H. Dinsmore...................          $  -0-                 $   -0-
Jane D. O'Keeffe.....................          $  -0-                 $   -0-
Gordon F. Ahalt......................          $8,500                 $18,000
William A. Benton....................          $8,600                 $18,100
Elizabeth C. Bogan, Ph.D.............          $8,600                 $18,200
Donald M. Halsted, Jr................          $8,600                 $18,200
George R. Lieberman..................          $8,500                 $18,100
Duncan O. McKee......................          $8,500                 $18,000
Nicolas W. Platt.....................          $7,500                 $15,000

                                   PROPOSAL 2

                      SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors seeks your approval or disapproval of the Board's appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 1999 fiscal year. We do not expect that a representative from PricewaterhouseCoopers will be present at the Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

                                   PROPOSAL 3

                       AMENDMENT OF THE COMPANY'S CHARTER

BACKGROUND

     The Company's common stock trades on the American Stock Exchange. For the 12 weeks that ended on November 15, 1998, the average market price for each share was approximately [9.7] percent less than its net asset value. In this circumstance, Article IX of the Company's Charter requires the Board to adopt a proposal to submit a Charter amendment to shareholders that would permit shareholders to sell their shares back to the Company at their net asset value on March 31, June 30 and September 30, 1999.

     At the Annual Meeting, you will be asked to approve or disapprove the following resolution:

        RESOLVED, that the Company's Charter be and it is hereby amended by adding a new Article XII that shall read in full as follows:

                                       ARTICLE XII

        Each holder of shares of common stock of the Corporation shall have the right to tender all of such shares to the Corporation for purchase on March 31, 1999, June 30, 1999 and September 30, 1999 (each, a "Purchase Date") at net asset value as of the close of business on each such Purchase Date; provided, however, that the Corporation may suspend such right (a) for any period (i) during which the New York Stock Exchange is closed other than customary week-end and holiday closings or (ii) during which trading on the New York Stock Exchange is restricted; (b) for any period during which an emergency exists as a result of which (i) disposal by the Corporation of securities owned by it is not reasonably practicable or (ii) it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or (c) for such other periods as the Securities and Exchange Commission may by order permit for the protection of security holders of the Corporation.

     THE BOARD OF DIRECTORS, INCLUDING ALL THE DIRECTORS WHO ARE NOT AFFILIATED WITH DAVIS-DINSMORE MANAGEMENT COMPANY, RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

     In opposing the adoption of the proposed amendment to the Company's Charter, the Board of Directors considered the following factors:

  PAST PERFORMANCE OF THE COMPANY

     The Company was established as a vehicle for long-term investment through participation in a professionally managed portfolio of convertible bonds and preferred stocks. The Company's investment objective is to seek a high level of total return on its assets through a combination of current income and capital appreciation. The Board believes that the Company has succeeded in meeting its objective. The following table illustrates the growth in the net asset value of the Company's common stock:

-------------------------------------------------------------------------------------
                                                 PERCENTAGE INCREASE IN NET ASSET
                                                 VALUE WITH DIVIDENDS AND CAPITAL
                  PERIOD                        GAINS REINVESTED AT NET ASSET VALUE
-------------------------------------------------------------------------------------
  Year ended September 30, 1998                                 -2.4%
-------------------------------------------------------------------------------------
  Five years ended September 30, 1998                           74.0%
-------------------------------------------------------------------------------------
  Ten years ended September 30, 1998                           203.3%
-------------------------------------------------------------------------------------
  June 1986 (beginning of operations)
  through September 30, 1998                                   237.6%
-------------------------------------------------------------------------------------

     The Board also looked at the following measurements of the Company's performance:

     - During the 1998 fiscal year, the Company paid distributions of $1.46 per share from investment income and capital gains. This represented approximately 11.6 percent of the shares' average weekly net asset value and approximately 12.7 percent of their average weekly closing market price.

     - In addition, on October 19, 1998, the Company declared a distribution payable on November 28, 1998 of $1.41 per share from investment income and capital gains. On the date it was declared, this distribution represented approximately 14.5 percent of the closing market price of the Company's shares.

     How the Company has performed in the past is not a guarantee of how it will perform in the future. However, the Board believes that the Company will continue to serve as an appropriate investment vehicle for its shareholders by providing a high level of total return on its assets through a combination of current income and capital appreciation.

  MARKET DISCOUNTS PROVIDE INVESTMENT OPPORTUNITIES

     Shares of closed-end investment companies often trade at market prices that are lower than their net asset value. The Company included the provisions of
Article IX in its Charter in 1986 because, at that time, underwriters generally believed that such provisions would decrease the market discount at which the Company's shares traded and that this would make investing in the Company more attractive to investors.

     The Board of Directors believes that, since that time, investors in closed-end investment companies have become accustomed to market discounts and have taken advantage of the opportunities that market discounts present. When an investor buys shares of a closed-end investment company at a price that is lower than the shares' net asset value, the investor gets an ownership interest in an investment portfolio valued at more per share than the investor paid for the shares. The Board believes that market discounts provide buying opportunities and thus promote liquidity of shares issued by closed-end investment companies.

     The Board of Directors has concluded that the future of the Company should not be tied to whether its shares have traded at a market discount. Instead, the Company's future should be based on its success in meeting its investment objective.

  TENDERS WOULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS AND PERFORMANCE

     The Board believes that to require the Company to repurchase its shares would not be in the best interests of the Company and its shareholders as a whole because of the effect that repurchases would have on --

     - The Company's expense ratio. Fewer shareholders would have to bear the Company's fixed expenses.

     - The Company's investment performance and its ability to achieve its investment objective. The Company might have to sell some of its more liquid and more desirable portfolio securities to raise the cash it would need to repurchase its shares. This could leave the Company with less desirable holdings.

     - The Company's status as a regulated investment company under the Internal Revenue Code of 1986, as amended. In order to maintain its status as a regulated investment company under the Code, the Company must satisfy certain quarterly diversification and annual distribution requirements. The sale of securities to pay the purchase price for the tendered shares might cause the Company's portfolio to lack sufficient diversification for purposes of the Code requirement. In addition, payment of the purchase price for the tendered shares might eliminate cash and other liquid investments that would otherwise be available to pay dividends in satisfaction of the distribution requirement of the Code.

     - The Company's continued existence. The Board might have to recommend the liquidation, merger or other reorganization of the Company if the Company were to become too small to be operated efficiently.

  VALUE OF THE COMPANY'S PORTFOLIO

     The Company would have to sell securities from its portfolio to pay for shares that it would be required to repurchase. In doing so, the Company would have to pay transaction costs. In addition, the Company would have less bargaining power if it were required to sell its portfolio securities and might have to sell them at a lower price than it otherwise would. These transaction costs and lower prices might reduce the net asset value of the Company's shares and, therefore, the amounts payable to shareholders who sell their shares back to the Company at their net asset value.

  CONTINUED LISTING ON THE AMERICAN STOCK EXCHANGE

     The Company's shares are listed on the American Stock Exchange. The shares could be delisted if the aggregate market value of the outstanding shares is less than $1 million, or less than 200,000 shares are publicly traded, or there are less than 300 round-lot holders of the shares.

  FEDERAL INCOME TAX TREATMENT

     Generally, shareholders who tender all their shares would recognize a capital gain (or loss) for federal income tax purposes to the extent the amount they receive is greater (or less) than the amount they paid for their shares. Such capital gain (or loss) will be taxed as long-term capital gain (or loss) if shares tendered have been owned for more than one year. A shareholder that is not a corporation is subject to federal income tax on long-term capital gain at a maximum rate of 20 percent. However, amounts received by tendering shareholders could be taxed at ordinary income tax rates in circumstances where, after application of the constructive ownership rules of the Code, the purchase of their shares by the Company did not constitute a complete termination of their interest, a substantially disproportionate redemption or a distribution that was not essentially equivalent to a dividend.

POTENTIAL ADVANTAGES TO SHAREHOLDERS

     The Board recognized two potential advantages for shareholders in adopting the proposed Charter amendment:

     - If shareholders wanted to sell shares, they would be able to do so at their net asset value instead of at their market price, which has averaged 11.9 percent less than their net asset value over the past five fiscal years. By doing this, shareholders would maximize the return on their investment in the near term.

     - The market price for the shares may increase, thereby reducing the market discount.

However, the effect of the Company's transaction costs and reduced bargaining power if it had to sell its portfolio securities might decrease the net asset value of the Company's shares and, therefore, the amounts paid to shareholders who sell their shares back to the Company.

POTENTIAL CONFLICTS DISCLOSED

     Two of the directors who considered this proposal (Mr. Dinsmore and Ms. O'Keeffe) were interested directors because they were directors, officers and shareholders of Davis-Dinsmore Management Company, the Company's investment adviser. If the Company repurchased its shares, the Company would become smaller and this would result in a reduction of the fees that the Company pays to Davis-Dinsmore. The interested directors acknowledged the effect that the Charter amendment would have on Davis-Dinsmore, but indicated that, in considering their recommendation, they focused on the long-term interests of the Company and its shareholders as a whole and believed that the Charter amendment was not in best interests of the Company and its shareholders as a whole.

HOW SHARES WOULD BE TENDERED

     If the proposed Charter amendment is adopted, the Company will be able to suspend your rights to tender your shares during periods --

     - In which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or trading on it is restricted.

     - In which, because of an emergency, it is not reasonably practicable for the Company to sell its portfolio securities or to fairly determine the net asset value of its shares.

     - In which the Securities and Exchange Commission permits the Company to suspend rights to tender for the protection of its shareholders.

In addition, if the proposed Charter amendment is adopted, the Company intends to follow a policy (which it may change) of suspending your rights to tender your shares if, in the Board's judgment --

     - Legal action is begun or threatened that challenges the tender of the Company's shares or otherwise materially adversely affects the Company.

     - Federal, state or foreign authorities declare a banking moratorium on banks in the United States, New York or in foreign countries in which the Company invests suspend payment.

     - Federal, state or foreign authorities limit the extension of credit by lending institutions or the exchange of foreign currency and those limitations affect the Company or the issuers of the Company's portfolio securities.

     - War, armed hostilities or other calamity occurs that directly or indirectly involves the United States or other countries in which the Company invests.

     If the proposed Charter amendment is adopted, the Company will make a tender offer to shareholders in accordance with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940 by publication or mailing, or both. We will establish procedures to make current net asset value of the Company's shares publicly available throughout the period of the tender offer. If you wish to accept the tender offer, you may be required to tender all your shares (or all shares attributed to you for federal income tax purposes under Section 318 of the Code). The Company will purchase shares tendered in accordance with the offer unless it suspends the tender offer as described above.

     If you tender your shares, you will be required to pay a fee directly to the Company's transfer agent to help to defray processing costs. We anticipate that the fee will be $25 but it could be higher or lower.

     The Company will charge against capital, costs incurred by it in connection with the tender offer. Shares that have been tendered and purchased by the Company will become authorized but unissued shares.

                    ADDITIONAL INFORMATION ABOUT THE COMPANY

INVESTMENT ADVISER

     Davis-Dinsmore Management Company, 65 Madison Avenue, Morristown, New Jersey 07960, is the Company's investment adviser.

EXECUTIVE OFFICERS

     The Company's executive officers are elected by the Board of Directors and receive no compensation from the Company. Information about these officers is presented below.

     THOMAS H. DINSMORE is Chairman and Chief Executive Officer of the Company. Mr. Dinsmore is also a director of the Company and has been nominated for reelection at this Annual Meeting. Information about Mr. Dinsmore is presented on Page 4 of this Proxy Statement.

     JANE D. O'KEEFFE is President of the Company. Ms. O'Keeffe is also a director of the Company and information about her is presented on Pages 4 and 5 of this Proxy Statement.

     SIGMUND LEVINE, 74, has been Senior Vice President and Secretary of the Company since 1996 and 1986, respectively. He has been an officer of the Company since 1986. From 1993 to 1996, he was Executive Vice President of the Company. Mr. Levine has been Senior Vice President and Secretary of Bancroft Convertible Fund, Inc. since 1996 and 1982, respectively, and was Executive Vice President of Bancroft from 1993 to 1996. Mr. Levine has been Senior Vice President and Secretary of Davis-Dinsmore Management Company since 1997 and 1982, respectively, and was Treasurer of Davis-Dinsmore from 1982 to 1997.

     H. TUCKER LAKE, 51, has been Vice President, Trading of the Company since joining the Company in 1994. He has been Vice President of Davis-Dinsmore Management Company since 1997. Prior to 1994, Mr. Lake was a Sales Associate with Coldwell Banker, Schlott Realtors.

     GARY I. LEVINE, 41, has been Treasurer and Assistant Secretary of the Company since 1993 and 1986, respectively. He has been Treasurer and Assistant Secretary of Bancroft Convertible Fund, Inc. during the same period. Mr. Levine was Assistant Treasurer of Davis-Dinsmore Management Company from 1994 to 1997 and has been Treasurer and Assistant Secretary of Davis-Dinsmore since 1997 and 1994, respectively.

SECURITY OWNERSHIP OF MANAGEMENT

     The Company's directors and officers own the shares of the Company's common stock shown on the following table:

                                                SHARES OWNED BENEFICIALLY
                                                   NOVEMBER 25, 1998*
                                                -------------------------
Gordon F. Ahalt.............................              2,000(1)
William A. Benton...........................              3,147
Elizabeth C. Bogan, Ph.D....................              6,294
Thomas H. Dinsmore..........................             12,638(2)
Donald M. Halsted, Jr.......................              2,298
George R. Lieberman.........................              1,175
Duncan O. McKee.............................              2,855
Jane D. O'Keeffe............................              3,502
Nicolas W. Platt............................                  0
Sigmund Levine..............................              3,747
H. Tucker Lake..............................              8,466(3)
Gary I. Levine..............................                307(4)

---------------
 * Represents for each director and officer less than 1 percent of the outstanding shares of the Company. As of November 25, 1998, directors and officers of the Company beneficially owned in the aggregate 46,429 shares of the Company representing approximately 0.6 percent of the outstanding shares. Except as otherwise indicated, each director and officer possessed sole investment and voting power with respect to shares beneficially owned.

(1) Does not include 1,000 shares owned by his wife, as to which shares Mr. Ahalt disclaims beneficial ownership.

(2) Includes 1,888 shares as to which Mr. Dinsmore possessed shared investment and voting power and 192 shares as to which he possessed shared investment power; but does not include 664 shares owned by his wife, as to which shares Mr. Dinsmore disclaims beneficial ownership.

(3) Includes 7,071 shares as to which Mr. Lake possessed shared investment and voting power.

(4) Includes 149 shares as to which Mr. Levine possessed shared investment and voting power; but does not include 789 shares owned by his wife, as to which shares Mr. Levine disclaims beneficial ownership.

SHAREHOLDER PROPOSALS

     If there is a proposal that you want shareholders to consider at the annual meeting of shareholders to be held in the year 2000, you must send it to us so that we receive it by July 28, 1999.

                                              By order of the Board of
                                              Directors,

                                              THOMAS H. DINSMORE
                                              Chairman of the Board of Directors

November 27, 1998

               ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC.

                   ANNUAL MEETING TO BE HELD JANUARY 11, 1999

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned appoints Thomas H. Dinsmore, Jane D. O'Keeffe and Sigmund Levine, and each of them, attorneys and proxies, with power of substitution in each, to vote and act on behalf of the undersigned at the annual meeting of shareholders of Ellsworth Convertible Growth and Income Fund, Inc. (the "Company") at the Atlantis Country Club, 301 Orange Tree Drive, Atlantis, Florida, 33462 on January 11, 1999, at 10:00 a.m., and at all adjournments, according to the number of shares of Common Stock which the undersigned could vote if present, upon such subjects as may properly come before the meeting, all as set forth in the notice of the meeting and the proxy statement furnished therewith.

     UNLESS OTHERWISE MARKED ON THE REVERSE HEREOF, THIS PROXY IS GIVEN WITH AUTHORITY TO VOTE FOR DIRECTORS LISTED ON THE REVERSE HEREOF, FOR THE PROPOSAL TO RATIFY THE BOARD'S SELECTION OF ACCOUNTANTS, AND AGAINST THE PROPOSAL TO AMEND THE COMPANY'S CHARTER.

         (Continued, and to be signed and dated, on the reverse side.)


                              ELLSWORTH CONVERTIBLE GROWTH AND INCOME FUND, INC. P.O. BOX 11118
                              NEW YORK, N.Y. 10203-0118

1. Election as directors of all nominees listed below for the terms specified in the proxy statement.

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below.

*EXCEPTIONS


Board of Directors nominees: Thomas H. Dinsmore, Donald M. Halsted, Jr. and Duncan O. McKee.
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ________________________________________________________________


The Board of Directors recommends voting "FOR" Proposal 2 and "AGAINST" Proposal 3.

2. Proposal to ratify the selection of accountants.
   FOR               AGAINST             ABSTAIN

3. Proposal to amend Company's Charter.
   FOR               AGAINST             ABSTAIN

Change of Address and or Comments Mark Here

If shares are held jointly each shareholder named should sign. Legal representatives of shareholders should add their titles when signing.

Dated: _______________________ 19__

______________________________
         Signature
______________________________
  Signature, if held jointly


SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.  X

NEWS RELEASE                                              FOR IMMEDIATE RELEASE





            STUDY CONCLUDES THAT CONVERTING CLOSED-END FUND STRUCTURE

                     TO OPEN-END DAMAGES LONG-TERM INVESTORS

(Kansas City, MO) September 16, 1998--A study released today by CDA/Wiesenberger shows that converting to the open-end fund structure damages long-term investors in closed-end funds who continue to hold shares in the converted funds. The study concluded that conversions bring about the "nasty three: a drop in net assets, capital gains and taxes."

CDA/Wiesenberger conducted the study and examined fund conversions over the last two years, a period when many closed-end fund conversions have occurred. The major findings of the study are:

- Open-end conversions are designed to eliminate the discount, not necessarily to address a deficiency in returns. This results in a quick profit for short-term investors.

- Net assets of the converted funds declined dramatically following conversion due to redemption.

- Managers are often forced to sell securities. This results in significant capital gains and related distributions.

- On average, the expense ratio of the converted funds increased from 1.33% to 1.89%.

- The percentage of cash in the converted funds increased from an average of 2.43% to 7.75%.

"Closed-end funds and mutual funds appeal to different investors. This study does not make the case for either. It does, however, clearly illustrate the detrimental impact on long-term shareholders when


                                     -more-

                               CEFA OPEN-END STUDY
                               September 16, 1998
                                    Page Two


a fund converts," says Eugene DeStaebler, president of the Closed-End Fund Association (CEFA). "Shareholders who originally invested in the funds seeking the distinct characteristics of closed-end funds obviously lose the perceived advantages of those characteristics," continued DeStaebler.

The study, which is the first comprehensive look at the open-end issue, comes at an important time. "Open-ending closed structures is a very hot topic and we felt that it warranted serious analytical study," says Dan Navarro, product manager at CDA/Wiesenberger. "We were familiar with the issues surrounding closed-end conversations, but this study gave us the opportunity to look closely at the numbers. We took an objective look at closed-end fund conversions and found that long-term shareholders are at a distinct disadvantage. The rapid selling pressure from the shareholders trying to capture a short-term gain in market price hurts the shareholders interested in staying with the fund."

Closed-end funds are publicly traded management investment companies whose shares are listed on a stock exchange or are traded in the over-the-counter market. Transactions in shares of closed-end funds are made at the current market price which may be higher or lower than the corresponding net asset value
(NAV). Because the shares of closed-end funds are traded between investors in the marketplace and not between shareholders and the company, the number of shares outstanding remains the same--hence the capital structure is closed. This singular feature of closed-end funds makes them unique investment vehicles for individual investors.

"The closed-end fund industry has a proud history of serving investors who are interested in the rewards of long-term investing," says Brian M. Smith, Director of CEFA. "During the recent market downturn many open-end fund managers have been under pressure to sell portions of their portfolios to cover redemptions in their funds. In contrast, closed-end fund managers have not been forced to liquidate securities. They have been able to maintain with their long-term view and leave their portfolios undisturbed. Combined with the results of this study, the current market makes a powerful case for the benefits of the closed-end structure."


                                     -more-

CEFA OPEN-END STUDY
September 16, 1998
Page Three


The Closed-End Fund Association is the national trade association representing the closed-end fund industry. A not-for-profit association, CEFA is committed to educating investors about the many benefits of these unique investment products and to providing a resource for information about its members and their offerings.

                                       ###